                                                                                              News Release

R. Andrew Watts

October 20, 2014                                                                    Chief Financial Officer

                                                                                    (386) 239-5770

BROWN & BROWN, INC. ANNOUNCES QUARTERLY REVENUES OF $421.3 MILLION, AN INCREASE OF 17.3%; EARNINGS PER SHARE OF $0.47, AN INCREASE OF 20.5%; AND A 10% INCREASE IN THE QUARTERLY DIVIDEND RATE TO $0.11 PER SHARE

(Daytona Beach, Florida) . . . Brown & Brown, Inc. (NYSE:BRO) today announced its unaudited financial results for the third quarter of 2014.

Revenues for the third quarter of 2014 under U.S. generally accepted accounting principles (“GAAP”) were $421.3 million, increasing $62.0 million or 17.3% as compared to the third quarter of the prior year with organic revenues (as defined below) increasing by 2.9%. EBITDAC Margins (as defined below) were 35.1% vs. 33.7%, an increase of 140 basis points from the third quarter of the prior year. Pro-forma EBITDAC (as defined below) excluding the Wright Insurance Group, LLC (“Wright”), which was acquired in May 2014, increased by 30 basis points to 34.0%. Diluted earnings per share under GAAP were $0.47 vs. $0.39 in the third quarter of the prior year, representing a 20.5% increase.

J. Powell Brown, President and Chief Executive Officer of the Company, noted, “We are pleased with our results for the quarter, even while the middle market economy remains choppy and rate increases continue to moderate or trend down.”

Total revenue for the nine months ended September 30, 2014 was $1,182.7 million, compared with total revenue for the same period of 2013 of $1,020.1 million, an increase of 15.9%. Organic revenues increased by 3.5% after adjusting for Colonial Claims’ revenue related to Hurricane Sandy in 2013. Net income for the nine month period ended September 30, 2014 was $182.4 million, or $1.24 diluted earnings per share, compared with $169.9 million, or $1.16 diluted earnings per share for the same period of 2013.

In the third quarter we initiated a $50 million accelerated share repurchase program that was part of the $200 million repurchase plan approved by the Board of Directors in July of this year. This $50 million program was completed in October 2014.

During the quarter, the Company received investment grade rating status from Standard & Poor’s and Moody’s of BBB- and Baa3, respectively for its newly issued $500 million of 10 year senior notes with a coupon of 4.20%. Proceeds from the notes were used to repay the outstanding balance on the revolving loan facility of $475 million.

The Board of Directors has voted to increase the quarterly cash dividend rate to $0.11 per share, a 10% increase from the current rate of $0.10 per share, with the first payment at the new dividend rate to be made on November 12, 2014, to shareholders of record on October 31, 2014.  This is the twenty-first consecutive year of dividend growth for the Company.

Brown & Brown, Inc.

INTERNAL GROWTH SCHEDULE

Organic Revenue Growth(1)

Three Months Ended September 30, 2014

(in millions, unaudited)

	Quarter Ended		Change		Acquisition	Organic Growth
	09/30/14	09/30/13	$	%	Revenues	$	%

Retail(2)	$198.0	$184.5	$13.5	7.3%	9.7	$3.8	2.1%
National
Programs	112.8	72.9	39.9	54.7%	38.4	1.5	2.0%
Wholesale
Brokerage	56.9	52.1	4.8	9.2%	0.8	4.0	7.7%

Services	35.3	30.3	5.0	16.5%	4.4	0.6	2.1%
Total Core
Comm. and Fees	$403.0	$339.8	$63.2	18.6%	$53.3	$9.9	2.9%

(1)      Organic Revenue Growth is defined as total commissions and fees less (i) the first twelve months of net commission and fee revenues generated from acquisitions accounted for as purchases less (ii) profit-sharing contingent commissions (revenues derived from special revenue-sharing commissions from insurance companies based upon the volume and the growth and/or profitability of the business placed with such companies during the prior year – “Contingents”), less (iii) guaranteed supplemental commissions (revenues derived from special revenue-sharing commissions from insurance companies based solely upon the volume of the business placed with such companies during the current year – “GSC’s”), and less (iv) divested business (commissions and fees generated from offices, books of business or niches sold by the Company or terminated).

(2)      The Retail segment includes commissions and fees reported in the “Other” column of the Segment Information, which includes corporate and consolidation items.

Brown & Brown, Inc.

RECONCILIATION OF INTERNAL GROWTH SCHEDULE

TO TOTAL COMMISSIONS AND FEES

Included in the Consolidated Statements of Income

For the Three Months Ended September 30, 2014 and 2013

(in millions, unaudited)

	Quarter Ended
	09/30/14	09/30/13

Total Core Commissions and Fees	$403.0	$339.8
Profit-Sharing Contingent Commissions	15.0	14.0
Guaranteed Supplemental Commissions	2.6	2.4
Divested Business	—	2.0

Total Commissions and Fees	$420.6	$358.2

Due to the large size of Wright we believe it is appropriate to adjust for the margin impact of this item in order to arrive at a Pro Forma comparable to that of the prior year. After this adjustment, our diluted earnings per share – pro forma (as defined below) were $0.43 for the three months ended September 30, 2014.

Brown & Brown, Inc.

GAAP EARNINGS PER SHARE RECONCILIATION TO

EARNINGS PER SHARE - PRO FORMA

Three Months Ended September 30, 2014

(unaudited)

	Quarter Ended		Change
	9/30/14	9/30/13	$	%
GAAP earnings per share – as reported	$0.47	$0.39	$0.08	20.5%
Wright Insurance Group	-0.04	—	-0.04
Earnings per share - pro forma	$0.43	$0.39	$0.04	7.7%

EBITDAC for the quarter was $147.7 million, an increase of $26.5 million or 21.9%.   The associated EBITDAC margin expanded 140 basis points to 35.1%, reflecting our commitment to profitable revenue growth through a disciplined acquisition strategy and sound operational management. For the reasons stated above, we believe EBITDAC adjusted for the acquisition of Wright provides a more appropriate comparison to the prior year.  EBITDAC – pro forma increased 7.5% to $130.3 million for the quarter as compared to the third quarter of the prior year.

Brown & Brown, Inc.

EBITDA RECONCILIATION TO

EBITDAC(3) - PRO FORMA

Three Months Ended September 30, 2014

(in millions, unaudited)

	Quarter Ended		Change
	9/30/14	9/30/13	$	%
EBITDA	$147.3	$121.8	$25.5	20.9%
Change in acquisition earn-out payables	0.4	-0.6	1.0
EBITDAC	$147.7	$121.2	$26.5	21.9%
Wright Insurance Group	-17.4	—	-17.4
EBITDAC – pro forma	$130.3	$121.2	$9.1	7.5%

(3)	EBITDAC is defined as net income before interest, income taxes, depreciation, amortization and the change in estimated acquisition earn-out payables.

Brown & Brown, Inc.

EBITDA MARGIN RECONCILIATION TO

EBITDAC(3) MARGIN - PRO FORMA

Three Months Ended September 30, 2014

(unaudited)

	Quarter Ended
	9/30/14	9/30/13
EBITDA margin	35.0%	33.9%
Change in acquisition earn-out payables	0.1	-0.2
EBITDAC margin	35.1%	33.7%
Wright Insurance Group	-1.1	—
EBITDAC margin – pro forma	34.0%	33.7%

Brown & Brown, Inc.

GAAP RECONCILIATION -

INCOME BEFORE INCOME TAXES TO EBITDAC(3)

Three Months Ended September 30, 2014

(unaudited)

	Quarter Ended
	9/30/14	9/30/13
Income before income taxes	$112.6	$95.3
Amortization	22.0	17.9
Deprecation	5.4	4.5
Interest	7.3	4.1
Change in estimated acquisition earn-out payables	0.4	-0.6
EBITDAC	$147.7	$121.2

Brown & Brown, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data; unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
REVENUES
Commissions and fees	$420.6	$358.2	$1,177.3	$1,016.1
Investment income	0.2	0.1	0.5	0.5
Other income, net	0.5	1.0	4.9	3.5
Total revenues	421.3	359.3	1,182.7	1,020.1

EXPENSES
Employee compensation and benefits	203.1	180.5	583.6	503.5
Non-cash stock-based compensation	5.7	7.5	19.2	14.9
Other operating expenses	64.8	50.1	177.9	143.9
Amortization	22.0	17.9	60.5	50.1
Depreciation	5.4	4.5	15.3	12.9
Interest	7.3	4.1	18.4	12.1
Change in estimated acquisition earn-out payables	0.4	(0.6)	6.6	1.5
Total expenses	308.7	264.0	881.5	738.9

Income before income taxes	112.6	95.3	301.2	281.2

Income taxes	44.4	37.7	118.8	111.3

Net income	$68.2	$57.6	$182.4	$169.9

Net income per share:
Basic	$0.47	$0.40	$1.26	$1.18
Diluted	$0.47	$0.39	$1.24	$1.16

Weighted average number of shares outstanding:
Basic	140,915	141,139	141,253	140,925
Diluted	142,964	142,789	143,102	142,476

Dividends declared per share	$0.10	$0.09	$0.30	$0.27

Brown & Brown, Inc.

CONSOLIDATED BALANCE SHEETS

(in millions, except per share data, unaudited)

	September 30,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$382.1	$203.0
Restricted cash and investments	275.8	250.0
Short-term investments	11.5	10.6
Premiums, commissions and fees receivable	392.4	395.9
Reinsurance recoverable	23.0	—
Prepaid reinsurance premiums	346.0	—
Deferred income taxes	19.4	29.3
Other current assets	35.7	39.3
Total current assets	1,485.9	928.1

Fixed assets, net	88.2	74.7
Goodwill	2,512.5	2,006.2
Amortizable intangible assets, net	805.7	618.9
Investments	20.0	—
Other assets	33.5	21.7
Total assets	$4,945.8	$3,649.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Premiums payable to insurance companies	$535.3	$534.4
Losses and loss adjustment reserve	23.0	—
Unearned premiums	346.0	—
Premium deposits and credits due customers	99.5	81.0
Accounts payable	47.6	34.2
Accrued expenses and other liabilities	172.8	157.4
Current portion of long-term debt	38.8	100.0
Total current liabilities	1,263.0	907.0

Long-term debt	1,159.7	380.0

Deferred income taxes, net	345.6	291.7

Other liabilities	72.2	63.8

Shareholders’ equity:
Common stock, par value $0.10 per share; authorized 280,000 shares; issued 145,904 and outstanding 143,765 at 2014; and issued and outstanding 145,419 at 2013 – in thousands	14.6	14.5
Additional paid-in capital	398.6	372.0
Treasury Stock, at cost 2,139 and 0 shares at 2014 and 2013, respectively – in thousands	(67.5)	—
Retained earnings	1,759.6	1,620.6
Total shareholders’ equity	2,105.3	2,007.1

Total liabilities and shareholders’ equity	$4,945.8	$3,649.6

Conference call, webcast and slide presentation

A conference call to discuss the third quarter 2014 results will be held on Tuesday, October 21, 2014 at 8:00 AM Eastern Time. You can access the webcast by visiting the “Investor Relations” section of www.bbinsurance.com. The Company may refer to a slide presentation during its conference call. The slides will be available to view and download from the “Investor Relations” section of the Company’s website at www.bbinsurance.com.

About Brown & Brown

Brown & Brown, Inc., through its subsidiaries, offers a broad range of insurance and reinsurance products and services. Additionally, certain Brown & Brown subsidiaries offer a variety of risk management, third-party administration, and other services. Serving business, public entity, individual, trade and professional association clients nationwide, the Company is ranked by Business Insurance magazine as the United States’ sixth largest independent insurance intermediary. The Company’s Web address is www.bbinsurance.com.

Forward-looking statements

This press release may contain certain statements relating to future results which are forward-looking statements, including those relating to the Company's anticipated financial results for the third quarter of 2014, and expected dividends. These statements are not historical facts, but instead represent only the Company’s current belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results, financial condition and achievements may differ, possibly materially, from the anticipated results, financial condition and achievements contemplated by these forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's determination as it finalizes its financial results for the third quarter of 2014 that its financial results differ from the current preliminary unaudited numbers set forth herein; fluctuations in our stock’s market price; fluctuations in operating results and cash flows; material adverse changes in economic conditions in the markets we serve and in the general economy; downward commercial property and casualty premium pressures; future regulatory actions and conditions in the states in which the Company conducts business; competition from others in the insurance agency, wholesale brokerage, insurance programs and service business; the integration of the Company’s operations with those of businesses or assets the Company has acquired or may acquire in the future and the failure to realize the expected benefits of such integration; and the potential occurrence of a disaster that affects certain areas including, but not limited to, the States of California, Florida, Georgia, Illinois, Indiana, Kansas, Massachusetts, Michigan, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Texas, Virginia and /or Washington, where significant portions of the Company’s business are conducted; other factors that the Company may not have currently identified or quantified, and other risks, relevant factors and uncertainties identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, and the Company’s other filings with the Securities and Exchange Commission. All forward-looking statements made herein are made only as of the date of this release, and the Company does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which the Company hereafter becomes aware.

Non-GAAP supplemental financial information

This press release contains references to non-GAAP financial measures as defined in Regulation G of SEC rules, including Organic Revenue Growth, Earnings Per Share - Pro Forma, EBITDAC, EBITDAC – Pro Forma, EBITDAC Margins and EBITDAC Margins – Pro Forma. A reconciliation of this supplemental non-GAAP financial information to our GAAP information is contained in this earnings release. We present such non-GAAP supplemental financial information, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be considered in addition to, not in lieu of, the Company’s condensed consolidated financial statements.

# # #